UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2008

Date of Report (Date of earliest event reported)

HOLMES BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31129 Commission File No.	88-0412635 (IRS Employer Identification No.)

8655 East Via De Ventura, Suite G-200, Scottsdale, Arizona  85258

(Address of principal executive offices)

866-694-2803

(Issuer's telephone number)

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.02   Non-reliance on Previously Issued Financial Statements or a Related Audit Report or

                    Completed Interim Review

In connection with our audit for the year ended December 31, 2007 management of Holmes Biopharma, Inc. (“Holmes”) discovered that certain equity transactions had been recorded improperly and an error in the calculation of the beneficial conversion features on a convertible debenture for the year ended December 31, 2006.  Accordingly, on April 7, 2008 our Chief Financial Officer concluded that previously issued financial statements for the fiscal year ended December 31, 2006 and the interim periods for those years should no longer be relied upon.  Investors, potential investors and other readers of our SEC filings are cautioned not to rely on the financial statements that have not been restated for the year ended December 31, 2006 and the interim periods for that fiscal year.

The facts underlying the conclusion are as follows:  During the year ended December 31, 2006 Holmes issued  common stock for services that was not recorded properly.  As a result, we must make a $934,750 adjustment to the operating expenses and stockholders’ equity for the 2006 year.  In addition, the beneficial conversion feature of a convertible debt was calculated in error and we must reduce the beneficial conversion feature from $963,716 to $590,000.  As a result, the related interest expense must be reduced by $118,740.  These corrections will result in a change to our net loss amount for the year ended December 31, 2006.

Our Chief Financial Officer discussed with our independent accountant, Chisholm Bierwolf and Nilson, LLC, the matters disclosed in this current report.  These adjustments will appear in the financial statements for the years ended December 31, 2007 and 2006, included in our annual report on Form 10-K for the year ended December 31, 2007.   We will prepare an amendment to the Form 10-KSB for the year ended December 31, 2006 and will file it as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2008	HOLMES BIOPHARMA, INC. By: /s/ John F. Metcalfe John F. Metcalfe, President